NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Marshall M. Sloane

Phone: 781-393-4100

Fax: 781-393-4070

MARSHALL M. SLOANE COMMENTS ON SEC 13D FILING

Medford, MA, June 10, 2005—Marshall Sloane, Chairman and CEO of Century Bancorp Inc. (NASDAQ:CNBKA) (www.century-bank.com) (“the Company”), announced today that Century Bank is committed to listening to any shareholder concerns regarding the ongoing operations and management of the Bank. The Board will consider in detail the shareholder letter contained in the recent SEC 13D filing. Long term enhancement of shareholder value and service to our community has always been Century’s mission. The leadership fully believes in our long term strategy for the future growth and success of the Bank.

We firmly believe that our position as an independent bank is fully viable and that all three of our business units — consumer, business and institutional- are fundamentally sound. Given the changing landscape, we feel more strongly than ever that the Massachusetts marketplace is well served by Massachusetts controlled and focused institutions. Century Bank has invested in its branches, technology and staff in response to the changing environment in Massachusetts.

The Bank’s performance over the past ten years has been strong and compares favorably with industry averages, according to a May 2, 2005 industry report published by Keefe, Bruyette & Woods, which ranks Century Bank among the top ten banks in the East. Effective year end 2004, our assets reached a record size of $1.83 billion, representing an 8.6% increase from the previous year. In addition, asset quality remains incredibly strong with .03% non-performing assets compared to the peer group average of .25% in 2004. In the first quarter of 2005, our net interest income increased 5.9%, from $10 million in 2004 to $10.5 million in 2005.

Though there are always opportunities to improve performance, Bank leadership is confident in its overall strategy for growth, management team and position in the marketplace.

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Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.